Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G, Fixed Rate-Floating Rate Notes	$1,850,000,000	$56,795.00

(1)

The filing fee of $56,795.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $56,795.00 is offset against the registration fee due for this offering and of which $914,947.26 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 4 dated June 12, 2007

(to Prospectus Supplement dated January 25, 2007

and Prospectus dated June 19, 2006)

WELLS FARGO & COMPANY

Medium-Term Notes, Series G

Fixed Rate-Floating Rate Notes

Aggregate Principal Amount Offered:	$1,850,000,000

Trade Date:	June 12, 2007

Original Issue Date (T+5):	June 19, 2007

Stated Maturity Date:	June 18, 2010

Price to Public (Issue Price):	100%, plus accrued interest, if any, from June 19, 2007

Agent Discount (Gross Spread):	0.09%

All-in Price (Net of Agent Discount):	99.91%

Net Proceeds:	$1,848,335,000

Interest Rate:	The notes will bear interest at a fixed rate from June 19, 2007 to, but excluding, June 19, 2008 and at a floating rate thereafter.

Fixed Rate Terms

Fixed Rate Period:	June 19, 2007 to, but excluding, June 19, 2008

Interest Rate:	5.506%

Interest Payment Date:	June 19, 2008

Floating Rate Terms

Floating Rate Period:	June 19, 2008 to, but excluding, maturity

Benchmark:	Three-month LIBOR (Reuters Page LIBOR01)

Spread to Benchmark:	+2 basis points

Base Rate:	LIBOR Reuters

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters Money 3000 Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Spread:	+2 basis points

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each March 19, June 19, September 19 and December 19, commencing June 19, 2008

Interest Payment Dates:	Each March 19, June 19, September 19 and December 19, commencing September 19, 2008, and at maturity

Initial Interest Rate:	Three-month LIBOR Reuters plus 0.02%, determined two London banking days prior to June 19, 2008

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter; each owner of a beneficial interest in a note will be required to hold such beneficial interest in a minimum principal amount of $1,000

Listing:	None

Agent:	Morgan Stanley & Co. Incorporated

Plan of Distribution:	On June 12, 2007, Wells Fargo & Company agreed to sell to the Agent, and the Agent agreed to purchase, the notes at a purchase price of 99.91%. The purchase price equals the issue price of 100% less an underwriting discount of 0.09% of the principal amount of the notes.

The notes are not being offered or sold in any member state of the European Economic Area.

2